Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
Symphony Teleca Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-177398) on Form S-8 of Tangoe, Inc. of our report dated September 3, 2012, with respect to the Statements of Assets Acquired and Liabilities Assumed of the Telecom Expense Management Business of Symphony Teleca Services, Inc. and subsidiary as of December 31, 2011 and 2010, and the related Statements of Revenue and Direct Expenses for the years ended December 31, 2011 and 2010, which report appears in the Form 8-K/A of Tangoe, Inc. dated October 24, 2012.

KPMG

Bangalore, India
October 24, 2012